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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement
of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-      ) of our
report dated January 23, 1998 on our audits of the consolidated financial statements and financial statement schedule of TriNet Corporate Realty Trust, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in the Company's Annual Report on Form 10-K and of our reports dated April 20, 1998 on our audits of the Historical Summary of Rental Income and Direct Operating Expenses of the Concord Farms Office Park for the year ended December 31, 1997, and the Historical Summary of Income and Direct Operating Expenses of Poydras Plaza for the year ended December 31, 1997, which reports are included in the Company's Current Report on Form 8-K filed April 22, 1998, and of our reports dated June 12, 1998 on our audits of the Historical Summary of Gross Income of the Vazza Portfolio for the year ended December 31, 1997, and the Historical Summary of Gross Income of 1661 Page Mill Road for the year ended December 31, 1997, and of our report dated July 14, 1998 on our audit of the Historical Summary of Gross Income of the GSIC-Milpitas Portfolio for the year ended December 31, 1997, which reports are included in the Company's Current Report on Form 8-K filed September 4, 1998. We also consent to the reference to our firm under the caption "Experts."

                                            PricewaterhouseCoopers LLP

San Francisco, California
September 24, 1998